Exhibit 99.5

Synergy Offshore LLC

d/b/a SOG Resources, LLC

Financial Statements

As of and for the years ended December 31, 2021 and 2020

Synergy Offshore LLC

d/b/a SOG Resources, LLC

Independent Auditor’s Report

To the Board of Managers

Synergy Offshore LLC

Opinion

We have audited the financial statements of Synergy Offshore LLC (the “Company”), which comprise the balance sheets as of December 31, 2021 and 2020 and the related statements of operations, members’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audits of the Financial Statements section of our report. We are required to be independent of the Company and to meet our ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As described in Note 7 to the financial statements, the Company completed the sale of substantially all of its oil and gas properties on January 5, 2022. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America and the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

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Auditor’s Responsibilities for the Audits of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that audits conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing audits in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audits.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audits in order to design audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits, significant audit findings, and certain internal control-related matters that we identified during the audits.

/s/ Plante & Moran, PLLC

Denver, Colorado

May 13, 2022

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Synergy Offshore LLC

d/b/a SOG Resources, LLC

Balance Sheets

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$1,774,893	$360,196
Oil and gas sales receivable	750,763	615,637
Other receivables	69,900	77,905
Prepaids and other current assets	112,594	311,920
Total current assets	2,708,150	1,365,658

Oil and gas properties, successful efforts method:
Proved	23,847,327	24,941,480
Unproved	2,932,691	2,842,906
Less accumulated depreciation, depletion and amortization	(15,889,729)	(15,209,980)
Net oil and gas properties	10,890,289	12,574,406

Restricted cash	126,688	126,688
Other assets	34,238	34,238
Total assets	$13,759,365	$14,100,990

Liabilities and members’ equity (deficit)
Current liabilities:
Accounts payable	$259,222	$510,787
Accrued liabilities	1,381,075	1,103,927
Total current liabilities	1,640,297	1,614,714
Asset retirement obligations	14,386,791	14,915,271
Total liabilities	16,027,088	16,529,985

Commitments and contingencies (Note 4)

Members’ equity (deficit)	(2,267,723)	(2,428,995)
Total liabilities and members’ equity (deficit)	$13,759,365	$14,100,990

The accompanying notes are an integral part of these financial statements.

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Synergy Offshore LLC

d/b/a SOG Resources, LLC

Statements of Operations

	For the year ended December 31,
	2021	2020
Revenue -
Oil and gas	$8,434,386	$4,581,764

Operating expenses:
Lease operating expense	3,175,808	3,193,527
Production taxes and transportation costs	617,884	95,388
Depreciation, depletion and amortization	679,749	999,139
Accretion	750,208	777,599
Impairment	-	368,630
General and administrative	2,518,864	1,978,295
Total costs and expenses	7,742,513	7,412,578

Operating income (loss)	691,873	(2,830,814)

Other income, net	569,399	397,333
Net income (loss)	$1,261,272	$(2,433,481)

The accompanying notes are an integral part of these financial statements.

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Synergy Offshore LLC

d/b/a SOG Resources, LLC

Statements of Changes in Members’ Equity (Deficit)

Balance at January 1, 2020	$50,486
Equity distributions	(46,000)
Net loss	(2,433,481)
Balance at December 31, 2020	(2,428,995)
Equity distributions	(1,100,000)
Net income	1,261,272
Balance at December 31, 2021	$(2,267,723)

The accompanying notes are an integral part of these financial statements.

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Synergy Offshore LLC

d/b/a SOG Resources, LLC

Statements of Cash Flows

	For the year ended December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$1,261,272	$(2,433,481)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	679,749	999,139
Accretion	750,208	777,599
Impairment	-	368,630
PPP loan forgiveness	(424,800)	(424,800)
Changes in assets and liabilities:
Accounts receivable	(127,121)	204,881
Prepaids and other assets	199,326	(32,321)
Accounts payable	(251,565)	(52,586)
Accrued liabilities	277,148	112,059
Net cash from operating activities	2,364,217	(480,880)

Cash flows from investing activities -
Capital expenditures	(274,320)	-

Cash flows from financing activities:
Proceeds from issuance of note payable	424,800	424,800
Distributions to members	(1,100,000)	(46,000)
Net cash from financing activities	(675,200)	378,800

Net change in cash and cash equivalents and restricted cash	1,414,697	(102,080)

Cash and cash equivalents and restricted cash, beginning of year	486,884	588,964
Cash and cash equivalents and restricted cash, end of year	$1,901,581	$486,884

Supplemental cash flow information:
Asset retirement obligations revisions of estimate	$(1,278,688)	$(1,201,292)

The accompanying notes are an integral part of these financial statements.

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Synergy Offshore LLC

d/b/a SOG Resources, LLC

Notes to Financial Statements

1. Organization and Significant Accounting Policies

Organization – Synergy Offshore LLC d/b/a SOG Resources, LLC (the “Company”), a Texas limited liability company, was formed on March 18, 2010, as a limited partnership, and converted to a limited liability company on October 21, 2010. The Company is engaged primarily in the development of oil and natural gas properties in Montana and Wyoming. The Company is located in Houston, Texas and its fiscal year-end is December 31.

Basis of Presentation – The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.

Significant estimates include (i) oil and gas reserves that are used in the calculation of depreciation, depletion, amortization and impairment of the carrying value of oil and gas properties; (ii) production and commodity price estimates used to record oil and gas sales receivables; and (iii) the cost of future asset retirement obligations. The Company evaluates its estimates on an on-going basis and bases its estimates on historical experience and on various other assumptions we believe to be reasonable. Due to inherent uncertainties, including the future prices of oil and gas, these estimates could change in the near term and such changes could be material.

Cash and Cash Equivalents – The Company considers cash and unrestricted interest-bearing deposits with original maturities of three months or less to be cash equivalents. The Company maintains its deposits of cash primarily in financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits.

Restricted Cash – Restricted cash consists of money market accounts and certificates of deposit which are held to cover the costs of future plugging and abandonment liabilities mandated by the states of Montana and Wyoming.

Receivables – Accounts receivable consist primarily of accrued oil and gas production receivables and joint interest receivables from outside working interest owners. Generally, our oil and gas sales receivables are collected within one month. Management routinely assesses accounts receivable balances to determine their collectability and accrues an allowance for uncollectible receivables, when, based on the judgment of management, it is probable that a receivable will not be collected. Receivables are not collateralized. As of December 31, 2021, and 2020, the Company had not provided an allowance for doubtful accounts on its accounts receivable.

Oil and Gas Properties – The Company follows the successful efforts method of accounting for its oil and gas properties, and, accordingly, exploration costs, other than the costs of drilling exploratory wells, are expensed as incurred. The costs of drilling exploratory wells are capitalized pending determination of whether the wells have discovered proved commercial reserves. If proved commercial reserves are not discovered, such drilling costs are expensed. The costs of all development wells and related equipment used in the production of crude oil and natural gas are capitalized. A gain or a loss is recognized when a property is sold or an entire field ceases to produce and is abandoned.

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Depletion, depreciation and amortization (“DD&A”) of oil and natural gas properties is computed using the units-of-production method based on the ratio of current production to estimated proved oil and natural gas reserves as estimated by independent petroleum engineers.

The Company reviews its oil and natural gas properties for impairment whenever events or changes in circumstances indicate that the carrying value of such properties may not be recoverable. When it is determined that an oil and natural gas property’s estimated future net cash flows will not be sufficient to recover its carrying amount, an impairment charge is recorded to reduce its carrying value to its estimated fair value (Level 3). The fair value of oil and natural gas properties is determined using valuation techniques consistent with the income and market approach. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, recent sales prices of comparable properties, the present value of future net cash flows, and various discount rates commensurate with the risk and current market conditions associated with the expected cash flow.

The Company recognized impairment losses of approximately $369 thousand for the year ended December 31, 2020. These impairments were caused by declines in crude oil and natural gas prices. In estimating reserves and future production volumes, estimated future commodity prices are the largest driver in variability of undiscounted pre-tax cash flows. Expected cash flows were estimated based on management’s views of published West Texas Intermediate (WTI) and Henry Hub forward pricing. Other significant assumptions and inputs used to calculate estimated future cash flows include estimates for future development activity, exploration plans and remaining lease terms. The proved properties impaired had aggregate fair values as of the most recent date of impairment of $457 thousand as of December 31, 2020. There was no impairment recognized during the year ended December 31, 2021.

Oil and gas lease acquisition costs are capitalized when incurred. If the unproved properties are determined to be productive, the appropriate related costs are transferred to proved oil and natural gas properties. Unproved properties are assessed periodically on a property-by-property basis. Any impairment in value is expensed. Delay lease rentals are expensed as incurred.

Other Property and Equipment – Other property and equipment consists of office furniture and fixtures, vehicles and leasehold improvements, which are carried at cost. Depreciation and amortization is provided using the straight-line method over estimated useful lives ranging from three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the underlying lease. Depreciation and amortization expense for the years ended December 31, 2021 and 2020 was $0 and $86 thousand, respectively. Gain or loss on retirement, sale, or other disposition of these assets is included in the statement of operations in the period of disposition. Costs of major repairs that extend the useful life of these assets are capitalized. Other costs for maintenance and repairs are expensed as incurred.

The Company reviews its other property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. When it is determined that an asset’s estimated future net cash flows will not be sufficient to recover its carrying amount, an impairment charge is recorded to reduce its carrying value to its estimated fair value. No impairment loss was recognized during 2021 or 2020.

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Asset Retirement Obligations – The Company recognizes a liability for the plugging, abandonment and remediation of its properties at the end of their productive lives. We compute the liability for asset retirement obligations (“ARO”) by calculating the present value of estimated future cash flows related to each property. This requires use of significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells, and our credit-adjusted risk-free interest rate (all Level 3 inputs within the fair value hierarchy). Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligations.

Initially, the fair value of the ARO is recognized in the period in which it is incurred with a corresponding increase in the carrying amount of the related asset. The liability is accreted to its present value each period and the capitalized cost is depleted over the life of the related asset.

Revenue Recognition – Our revenues are primarily derived from the sales of oil and gas production. The Company’s oil and gas production is typically sold at delivery points to third-party purchasers under contract terms that are common in the oil and gas industry. These contracts typically provide for an agreed-upon index price, net of pricing differentials. The purchaser takes custody and possession, title and risk of loss of the oil at the delivery point; therefore, control passes at the delivery point. The Company recognizes revenue when control transfers to the purchaser. We receive payment from the sale of oil and gas production between one to three months after delivery. For property interests where we are not the operator, we record our share of the revenues and expenses based upon the information provided by the operators.

The Company reports revenue as the gross amount received before production taxes and transportation costs. Production taxes and transportation costs are reported separately in the accompanying statements of operations.

Fair Value Measurement – Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels related to fair value measurements are as follows:

Level 1 – Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The estimated fair value of cash, accounts receivable, and accounts payable approximate the carrying amount due to the relatively short maturity of these instruments.

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We evaluate the fair value on a non-recurring basis of properties acquired in business combinations, asset acquisitions, impairments of oil and gas properties and the related asset retirement obligations. The fair value of the oil and gas properties is determined based upon estimated future discounted cash flow, a Level 3 input, using estimated production which we reasonably expect, and estimated prices adjusted for differentials. Unobservable inputs include estimated future oil and gas production, prices, operating and development costs, and a discount rate of 10%, all Level 3 inputs within the fair value hierarchy. We recognized impairments of our oil and gas properties in 2020. These are discussed in Oil and Gas Properties above.

Unit-Based Compensation – Unit-based compensation awards to management are accounted for at their fair value. No amounts were recognized during the periods presented as the fair value of outstanding awards were de minimus.

Income Taxes – The Company is taxed as a partnership under the Internal Revenue Code. Consequently, federal income taxes are not payable, or provided for, by the Company. Members are taxed individually on their proportionate share of our earnings.

For state taxes, all of the revenues and properties of the Company are attributable to Montana and Wyoming.

Montana taxes the income of its resident and non-resident partners, but not the partnership doing business in the state. Wyoming does not have a corporate or personal income tax. Texas does tax the entity in a calculation based on gross receipts. However, for the years ended December 31, 2021 and 2020, the Texas liability was calculated to be zero because all revenues were attributable to Montana and Wyoming in these years.

Uncertain tax positions are recognized in the financial statements only if that position is reasonably determined to be more-likely-than-not of being sustained upon examination by taxing authorities, based on the technical merits of the position. We recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2021 and 2020, there were no uncertain tax positions.

Recent Accounting Pronouncements – In February 2016, the FASB issued ASU 2016-02, Leases as amended. This new standard requires organizations recognize assets and liabilities on the balance sheet for the rights and obligations created by leases. In July 2018, the FASB issued ASU 2018-11, Targeted Improvements to ASC 842, which provides a transition method that permits changes to be applied by means of a cumulative-effect adjustment recorded in retained earnings as of the beginning of the fiscal year of adoption. We plan to adopt this new guidance effective January 1, 2022 using the transition option provided under ASU 2018-11. We are currently evaluating the impact this standard will have on our financial statements based on our lease portfolio. We plan to elect to exclude short-term contracts of one year or less and plan to elect the package of practical expedients allowed under the new standard.

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2. Asset Retirement Obligations

The following table summarizes the changes in ARO (in thousands):

Balance at January 1, 2020	$15,339
Revisions of estimate	(1,202)
Accretion	778
Balance at December 31, 2020	14,915
Revisions of estimate	(1,278)
Accretion	750
Balance at December 31, 2021	$14,387

Revisions in estimated liabilities during 2021 and 2020 result from changes in service and equipment costs and changes in the estimated timing of an asset’s retirement.

3. Note Payable

In the second quarter of 2020, the Company received proceeds from a SBA Paycheck Protection Program Loan (“PPP Loan”) of approximately $425 thousand pursuant to the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The purpose of the PPP was to encourage the continued employment of workers. The Company used all of the PPP Loan proceeds for eligible payroll expenses, lease and utility payments.

The PPP Loan and accrued interest thereon may be forgiven by the SBA upon documentation of expenditures in accordance with the SBA requirements and proper application by the Company. The Company’s application for forgiveness was approved by the SBA in the fourth quarter of 2020. Accordingly, the Company recognized approximately $425 thousand as other income in the statement of operations for this forgiveness.

In the first quarter of 2021, the Company received proceeds from a 2nd round PPP Loan of approximately $425 thousand pursuant. This 2nd round PPP Loan was forgiven by the SBA in the third quarter of 2021.

4. Commitments and Contingencies

Litigation – From time to time, the Company may be subject to litigation or other claims in the normal course of business.

Surety Bonds – As of December 31, 2021 and 2020, the Company had surety bonds of $1.4 million issued to the Montana Board of Oil and Gas Conservation, the Wyoming Oil and Gas Conservation Commission and the Wyoming Bureau of Land Management. The surety bonds are meant to cover certain plugging and abandonment liabilities related to the Company’s oil and natural gas properties in Montana and Wyoming.

Office Lease – The Company holds an operating lease for office space in Houston, Texas, expiring in January 2023. This lease may be extended at the Company’s option for an additional three years. The Company incurred rent expense of $136 thousand and $100 thousand during the years ended December 31, 2021 and 2020, respectively.

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Non-cancellable minimum rent payments under this lease are as follows (in thousands):

2022	$117
2023	10
Total minimum lease payments	$127

Environmental Matters – Due to the nature of the oil and gas industry, we are exposed to environmental risks. We have various policies and procedures to minimize and mitigate the risks from environmental contamination. We are not aware of any material environmental claims existing as of December 31, 2021; however, there can be no assurance that current regulatory requirements will not change or that unknown potential past non-compliance with environmental laws or other environmental liabilities will not be discovered on our properties.

5. Employee Benefit Plans

Substantially all employees are eligible to participate in the Company’s 401(k) defined contribution plan. This plan permits eligible employees to make contributions up to certain limits. The Company makes a 4% contribution which is immediately vested to the employee. Employer contributions totaled approximately $57 thousand during 2021 and $53 thousand during 2020.

6. Members’ Equity

The Company’s LLC agreement was amended and restated effective December 31, 2019 and reorganized the Company’s equity interests to consist of Senior Preferred Units owned 100% by Synergy Producing Partners, LLC and authorized Management Participations Units. Net income (loss) is allocated to the members in accordance with the LLC Agreement. Distributions are at the discretion of the Board of Managers and amounts distributed to each member are allocated and distributed (a) first, to holders of Senior Preferred Units in an amount equal to the sum of $3 million plus any other future capital contributions made by them plus a return thereon computed at a rate of eight percent (8%) per annum compounded monthly, (b) second, 80% to the holders of the Senior Preferred Units and 20% to Management Participation Unit holders (if any) until the holders of Senior Preferred Units receive a total of $6 million of cumulative distributions; and, (c) third, 70% to the holders of Senior Preferred Units and 30% to the Management Participation Unit holders.

As of December 31, 2021 and 2020, there were one million Senior Preferred Units issued and outstanding. The Company had no Management Participation Units issued or outstanding at December 31, 2021 or 2020.

7. Subsequent Events

The Company has evaluated events and transactions subsequent to the balance sheet date and through May 13, 2022, the date the financial statements were available to be issued.

On October 4, 2021, we entered into Purchase and Sale Agreement with U.S. Energy Corp. (“U.S. Energy”) for the sale of substantially all of our oil and gas properties. The transaction also included certain wells, contracts, technical data, records, personal property and hydrocarbons associated with the assets being sold. This transaction was completed on January 5, 2022 for a total purchase price of $125,000 in cash and 6,546,384 shares of U.S. Energy’s common stock.

* * * * *

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Supplemental Oil and Gas Information

(Unaudited)

Oil and Gas Reserve Information

Proved oil and gas reserves are those quantities of crude oil and condensate and natural gas, which by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. Estimated proved developed oil and gas reserves can be expected to be recovered through existing wells with existing equipment and operating methods. The Company reports all estimated proved reserves held under production-sharing arrangements utilizing the “economic interest” method.

Proved oil and gas reserves have been estimated by the Company’s internal petroleum engineers. These reserve estimates have been prepared in compliance with the Securities and Exchange Commission rules and accounting standards based on the unweighted average prices per barrel of oil and per Mcf of natural gas at the first day of each month in the 12-month period prior to the end of the reporting period.

There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The reserve data in the following tables only represent estimates and should not be construed as being exact.

The following reserves schedule sets forth the changes in estimated quantities of proved crude oil reserves:

	Crude Oil & Condensate (Bbls)	Gas (mcf)	Total (Boe)
Total proved reserves:
Balance at December 31, 2019	2,515,921	416,021	2,585,258
Revisions of previous estimates	(151,429)	(141,984)	(175,093)
Production	(140,056)	(43,366)	(147,284)
Balance at December 31, 2020	2,224,436	230,671	2,262,881
Revisions of previous estimates	265,706	157,309	291,924
Production	(138,220)	(41,411)	(145,122)
Balance at December 31, 2021	2,351,922	346,569	2,409,684

Proved developed reserves as of:
December 31, 2019	2,515,921	416,021	2,585,258
December 31, 2020	2,224,436	230,671	2,262,881
December 31, 2021	2,351,922	346,569	2,409,684
Proved undeveloped reserves as of:
December 31, 2019	-	-	-
December 31, 2020	-	-	-
December 31, 2021	-	-	-

The changes in proved reserve quantities for the years ended December 31, 2021 and 2020 was due primarily to the impact of production and revisions of previous estimates caused by changes in the average prices per barrel of oil and per Mcf of natural gas.

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Costs Incurred in Oil and Natural Gas Property Acquisitions and Development Activities

Costs incurred by the Company in oil and natural gas acquisitions and development are presented below:

	For the year ended December 31,
	2021	2020
Acquisitions:
Proved	$-	$-
Unproved	-	-
Exploration	-	-
Development	274,320	-
Costs incurred	$274,320	$-

Capitalized Costs

The following table sets forth the capitalized costs and associated accumulated depreciation, depletion, and amortization relating to the Company’s oil and gas acquisition, exploration, and development activities:

	December 31,
	2021	2020

Proved properties	$23,847,327	$24,941,480
Unproved properties	2,932,691	2,842,906
	26,780,018	27,784,386
Accumulated DD&A	(15,889,729)	(15,209,980)
Total	$10,890,289	$12,574,406

Future Net Cash Flows

Future cash inflows as of December 31, 2021 and 2020 were calculated using an unweighted arithmetic average price per barrel of oil and per Mcf of natural gas at the first day of each month in the 12-month period prior to the end of the reporting period, except where prices are defined by contractual arrangements. Operating costs, production and ad valorem taxes and future development costs are based on current costs with no escalation.

The following table sets forth unaudited information concerning future net cash flows for proved oil and gas reserves. The standardized measure presented here does not include the effects of federal income taxes as the Company is taxed as a partnership and not subject to federal or state income taxes. This information does not purport to present the fair market value of the Company’s oil and gas assets, but does present a standardized disclosure concerning possible future net cash flows that would result under the assumptions used.

	December 31,
	2021	2020

Future cash inflows	$129,119,370	$70,447,008
Future production costs	(54,118,747)	(42,094,250)
Future net cash flows	75,000,623	28,352,758
10% annual discount for estimated timing of cash flows	(43,127,000)	(16,743,552)
Discounted future net cash flows	$31,873,623	$11,609,206

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The following table sets forth the principal sources of change in the discounted future net cash flows:

	December 31,
	2021	2020

Balance, beginning of period	$11,609,206	$18,006,169
Sales, net of production costs	(4,640,694)	(1,292,849)
Net change in prices and production costs	20,689,691	(4,606,842)
Revision of quantities	1,497,652	(1,266,562)
Accretion of discount	1,160,921	1,083,992
Change in timing of production	1,312,436	648,995
Other	244,411	(963,697)
Balance, end of period	$31,873,623	$11,609,206

* * * * *

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